EXHIBIT 23.2

CONSENT OF HAMILTON, RABINOVITZ & ASSOCIATES, INC.

We hereby consent to the incorporation by reference in Ashland Inc.’s Registration Statement on Form S-4 of our being named in the Ashland Inc. Annual Report on Form 10-K for the year ended September 30, 2012, in the form and context in which we are named. We also consent to the reference to us under the heading “Experts” in such Registration Statement. We do not authorize or cause the filing of such Registration Statement and do not make or purport to make any statement other than as reflected in the Registration Statement.

/s/ Hamilton, Rabinovitz & Associates, Inc.
Hamilton, Rabinovitz & Associates, Inc.
May 7, 2013